Hudson's Grill of America, Inc.              For Immediate Release
16970 Dallas Parkway                       Contact: Robert Fischer
Suite # 402                                Telephone: 214-361-7301
Dallas, Texas 75248-1928          e-mail: getinfo@hudsonsgrill.com

               Hudson's Grill Announces Discussions
     to Sell its Hudson's Grill of Richardson, Inc. Subsidiary

Monday, January 17, 2000

Dallas, TX -- Hudson's Grill of America, Inc., based in Dallas, Texas, announced today that it had entered into preliminary discussions to sell its Hudson's Grill of Richardson, Inc. subsidiary ("HGR") to David L. Osborn and Clifford J. Osborn. The Osborn's are the largest creditors of HGR and loaned most of the money to HGR to help it get constructed and opened. The Osborn's have had a long history of building and operating restaurants throughout the states of Texas, Oklahoma and New Mexico.

    Hudson's Grill of America is publicly traded over the counter under the NASDAQ symbol HDSG.